Exhibit 5.1

Graubard Miller

The Chrysler Building

405 Lexington Avenue

New York, N.Y. 10174-1901

(212) 818-8800

April 14, 2021

ParkerVision, Inc.

4446-1A Hendricks Avenue, Suite 354

Jacksonville, Florida 32207

Re:Registration Statement

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-1 (the “Registration Statement”) filed by ParkerVision, Inc. (the “Company”), a Florida corporation, under the Securities Act of 1933, as amended (the “Securities Act”), with respect to an aggregate of 13,342,953 shares (“Shares”) of common stock, par value $0.01 per share (“Common Stock”), to be offered for resale by the selling stockholders named therein (the “Selling Stockholders”), which Shares were issued or are issuable to the Selling Stockholders as follows: (i) an aggregate of 7,962,722 shares of Common Stock were issued pursuant to securities purchase agreements dated October 5, 2020, November 17, 2020, December 11, 2020, December 21, 2020 and January 5, 2021, (ii) an aggregate of 3,230,942 shares of Common Stock and 1,619,289 shares of Common Stock underlying warrants (“Warrants”) were issued pursuant to securities purchase agreements dated March 29, 2021, and (iii) an aggregate of 530,000 shares of Common Stock were issued as payment for services.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, it is our opinion that:

1.The Shares issued by the Company to the Selling Stockholders pursuant to the securities purchase agreements were duly authorized and legally issued, and are fully paid and non-assessable.

ParkerVision, Inc.

April 14, 2021

2.The Shares issued as payment for services were duly authorized and legally issued, and are fully paid and non-assessable.

3.The Shares issuable pursuant to the Warrants have been duly authorized and, when issued in accordance with the terms of the Warrants, against payment therefor, will be legally issued, fully paid and non-assessable.

In giving this opinion, we have assumed that all certificates for the Shares have been, or will be, duly executed on behalf of the Company by the duly authorized Company officers and/or the Company’s transfer agent and registered by the Company’s registrar, if necessary, and conform, or will conform, except as to denominations, to specimens which we have examined.

We are opining solely on applicable statutory provisions of Florida corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Florida Constitution and all applicable judicial and regulatory determinations.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel, and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Graubard Miller